                                                               Exhibit 2

RANDGOLD SHAREHOLDERS CLEAR WAY FOR DIVIDEND PAYMENTS TO START

Jersey, Channel Islands, 26 April 2004 - Shareholders of the London (LSE:RRS)
and Nasdaq (GOLD) listed gold miner Randgold Resources today voted to reconstitute the Company's balance sheet to expunge accumulated losses through the share premium account, thus clearing the way for dividend payments to start.
At the Company's annual general meeting a motion to further improve the tradability of the Company's stock through a two-for-one share split was also given the green light. The proposed capital reduction is still subject to court approval in Jersey, Channel Islands, which hearing is set for tomorrow.

Chief executive Dr Mark Bristow said these moves are consistent with the
Company's financial strategy. "Having built a sustainably profitable business, we're now cleaning up the balance sheet to allow the payment of dividends. This will be followed by the share split, which has been designed to meet liquidity demands in North America."

RANDGOLD RESOURCES ENQUIRIES:
Chief Executive
Dr Mark Bristow  +44 779 775 2288

Financial Director
Roger Williams  +44 779 771 9660

Investor & Media Relations
Kathy du Plessis  +27 11 728 4701
Cell: +27 (0) 83 266 5847  randgoldresources@dpapr.com

BACKGROUND ON RANDGOLD RESOURCES:
Randgold Resources (LSE:RRS) (Nasdaq:GOLD) is an international gold mining and exploration business focused in Africa, incorporated in the Channel Islands in
1995 and listed on the London Stock Exchange in 1997 and Nasdaq in 2002. On 22
September 2003, Randgold Resources was accepted as a member of the FTSE 250
Index.

It has to date discovered the 7 million ounce Morila deposit in southern Mali, the plus 2 million ounce Yalea deposit in western Mali and the 3 million ounce
Tongon deposit in Cote d'Ivoire.

The Company successfully developed the Morila deposit into one of the world's largest and highest-margin gold mines, which since it commenced production in
October 2000 has produced just over 2.5 million ounces at a total cash cost of approximately US$90 per ounce. The Company has commenced the development of a new mine at Loulo, with the open-pit operation scheduled to commence in July
2005. Feasibility study work on the underground potential to extend the life of the operation is continuing.

Randgold Resources has a prefeasibility project at Tongon in Cote d'Ivoire and a portfolio of prospective exploration projects in Mali, Cote d'Ivoire, Senegal and Tanzania.

Full information on the Company is available on the website at
www.randgoldresources.com

DISCLAIMER: Statements made in this document with respect to Randgold Resources'
current plans, estimates, strategies and beliefs and other statements that are not historical facts are forward-looking statements about the future performance of Randgold Resources. These statements are based on management's assumptions and beliefs in light of the information currently available to it. Randgold
Resources cautions you that a number of important risks and uncertainties could cause actual results to differ materially from those discussed in the forward-looking statements, and therefore you should not place undue reliance on them. The potential risks and uncertainties include, among others, risks associated with: fluctuations in the market price of gold, gold production at
Morila, the development of Loulo, estimates of reserves and mine life and liabilities arising from the closure of Syama. For a discussion on such risk factors, refer to the annual report on Form 20-F for the year ended 31 December
2002, which was filed with the Securities Exchange Commission on 27 June 2003.
Randgold Resources assumes no obligation to update information in this release.
Cautionary Note to US Investors: The United States Securities Exchange
Commission (the `SEC') permits companies, in their filings with the SEC, to disclose only proven and probable ore reserves. We use certain terms in this release, such as "resources", that the SEC does not recognise and strictly prohibits us from including in our filings with the SEC. Investors are cautioned not to assume that all or any part of our resources will ever be converted into reserves which qualify as `proven and probable reserves' for the purposes of the
SEC's industry guide number 7.